    As filed with the Securities and Exchange Commission on December 28, 2001

                                                    Registration No. 333-_______
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           Integral Technologies, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                                               98-0163519
--------------------------------------------------------------------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

805 W. Orchard Dr., Suite 3, Bellingham, Washington                98225
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                         (Zip Code)


                   Integral Technologies, Inc. 2001 Stock Plan
--------------------------------------------------------------------------------
                            (Full title of the plan)

   William A. Ince, 805 W. Orchard Dr., Suite 3, Bellingham, Washington, 98225
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (360) 752-1982
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                    Proposed maximum       Proposed maximum
  Title of securities         Amount to be           Offering price       aggregate offering          Amount of
    to be registered          Registered(1)           Per share(2)             price(2)           registration fee(2)
  -------------------         -------------         ----------------      ------------------      -------------------
Common Stock, $.001 par            650,000                 $ 0.40              $ 260,000                   62.14
         value

                                   150,000                   .050                 75,000                   17.93

                                   150,000                   0.64                 96,000                   22.94

                                 1,290,000                   0.65                838,500                  200.40

                                   150,000                   1.16                174,000                   41.59

                                    15,000                   1.20                 18,000                    4.30

                                 1,095,000                   1.57              1,719,150                  410.88
                                 =========                 ======             ==========                 =======
         TOTALS                  3,500,000                                    $3,180,650                 $760.18
                                 =========                 ======             ==========                 =======

         (1) To be issued, at the sole discretion of the Registrant, directly or pursuant to options under the Integral Technologies, Inc. 2001 Stock Plan.

         (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 as follows: (i) in the case of shares of common stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of common stock which have not been issued and/or for which options have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the bid and asked price per share of the common stock on a date within five (5) business days prior to the date of filing of this registration statement, as reported on the National Association of Securities Dealers, Inc. OTC Bulletin Board.

                                     PART I

                                EXPLANATORY NOTE


         This registration statement registers shares of common stock, par value $0.001 per share (the "common stock"), of Integral Technologies, Inc. ("Integral") consisting of shares which may be sold upon the exercise of options which have been granted and/or may hereafter be granted, or shares which may be issued directly as stock awards under the Integral Technologies, Inc. 2001 Stock Plan (the "Plan").

         This registration statement contains two parts. The first part contains a "reoffer" prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The second part contains information required in the registration statement pursuant to Part II of Form S-8.

         Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission. Integral will provide without charge to any participant in the Plan, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act, and additional information about the Plan. Requests should be directed to William A. Ince at Integral Technologies, Inc., 805 W. Orchard Dr., Suite 3, Bellingham, Washington 98225 (telephone: 360-752-1982).

                               REOFFER PROSPECTUS

                           INTEGRAL TECHNOLOGIES, INC.

                  The Resale of 480,000 Shares of Common Stock

                                   ----------

         The shares of common stock of Integral Technologies, Inc. ("Integral") covered by this reoffer prospectus may be offered and sold to the public by certain persons identified as "Selling Securityholders" in this reoffer prospectus. At the time of sale, the shares will have been acquired by the Selling Securityholders upon exercise of options that had been granted to them under the Integral Technologies, Inc. 2001 Stock Plan.

         Our common stock is quoted on the over-the-counter Electronic Bulletin Board ("OTCBB") of the National Association of Securities Dealers, Inc. under the symbol "ITKG." The Selling Securityholders may sell their shares directly or indirectly in one or more transactions on the OTCBB or on any stock exchange on which the shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         To the knowledge of Integral, the Selling Securityholders have no arrangements with any brokerage firms regarding the sale of their shares.

         The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchases of the shares, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         Integral will not receive any proceeds from the sale of the shares by the Selling Securityholders.

                                   ----------

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

            The date of this reoffer prospectus is December 28, 2001

                                   ----------

                                TABLE OF CONTENTS

ADDITIONAL INFORMATION........................................................3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................4
SUMMARY.......................................................................5
RISK FACTORS..................................................................6
USE OF PROCEEDS..............................................................10
SELLING SECURITYHOLDERS......................................................10
PLAN OF DISTRIBUTION.........................................................11
INTERESTS OF NAMED EXPERTS AND COUNSEL.......................................11
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION.........................13


                             ADDITIONAL INFORMATION

         You should rely only on the information contained in this reoffer prospectus or any supplement. No one is authorized to provide you with information different from that which is contained in or incorporated by reference into this reoffer prospectus. Shares of common stock are being offered and sold only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the common stock.

         Integral has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby. This reoffer prospectus does not contain all of the information set forth or incorporated by reference in the registration statement and the exhibits thereto. For further information with respect to Integral and the common stock offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

         Integral is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The registration statement, including exhibits, and the reports and other information filed by Integral can be inspected without charge at the public reference facilities maintained by the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at Regional Offices of the Commission, including at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from such offices at fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov.

         Unless the context otherwise requires, the terms "we," "our," "us," and "Integral" refer to Integral Technologies, Inc., a Nevada corporation. Our principal offices are located at 805 West Orchard Drive, Suite 3, Bellingham, Washington 98225. Our telephone number is (360) 752-1982. The address of our Web site is www.itkg.net. Information contained on our Web site is not a part of this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by Integral with the Commission, are incorporated by reference herein:

         (a) Integral's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001:

         (b) Integral's Notification of Late Filing (of the Form 10-KSB) on Form 12b-25 filed September 28, 2001;

         (c) Integral's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2001; and

         (d) The description of Integral's common stock contained in Integral's registration statement on Form 10-SB (File No. 000-28353) filed December 2, 1999, including any amendment or reports filed for the purpose of updating such description.

         All documents filed by Integral pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to and subsequent to the date hereof shall be deemed to be incorporated by reference into this reoffer prospectus and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         Integral is not required to deliver an annual report to shareholders; however, upon request, we will provide at no cost to our shareholders, annual reports containing audited financial statements.

         Integral will provide without charge to any person to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to William A. Ince at Integral Technologies, Inc., 805 W. Orchard Dr., Suite 3, Bellingham, Washington, 98225 (telephone: 360-752-1982).

                                     SUMMARY

General Description of Integral

         Integral Technologies, Inc. ("Integral") is a development stage company, incorporated under the laws of the State of Nevada on February 12, 1996.

         To date, Integral, directly and through its subsidiaries, has expended its resources on the research and development of various technologies. Presently, Integral's business is focused on the researching, developing and commercializing new antenna technologies directly and through its wholly owned subsidiary, Antek Wireless, Inc.

         Integral has been researching and developing six new flat panel antenna technologies for use in different wireless technology markets:

         o the "GPS" antenna is used in radio receivers on the ground to receive 1.5 GHz signals from global positioning satellites orbiting the earth at an altitude of approximately 23,000 miles;

         o the "LEO" antenna is used for the VHF function in radio transmitters/receivers on the ground, to transmit/receive signals in the 145 MHz frequency range to Low Earth Orbit satellites, orbiting the earth at an approximate altitude of 450 miles;

         o the "GPS/LEO" antenna, as the name indicates is a dual purpose antenna;

         o the "CDPD" antenna is used in transmission/reception of signals in the 824-894MHz/1.5MHz range. The Cellular Digital Packet Data network is currently one technology on the market today which facilitates wireless internet access;

         o the "GPS/CDPD" antenna, as the name indicates is a dual purpose antenna; and

         o the "portable phone" antenna is used in cellular and cordless phones, transmitting and receiving signals in the 820 MHz to 960 MHz range as well as the 1.5 GHz frequency range.

         The GPS antenna is for use with asset tracking and/or location identification technologies. The Federal Communication Commission has mandated that by 2002, US wireless carriers provide their subscribers with the technology that will enable the carrier to identify the subscriber's location in the event of an emergency such as a vehicle crash in which the occupant is injured and possibly rendered unconscious.

         The LEO antenna is for use with asset tracking systems which handles short bursts of data from such assets as shipping containers, tractor trailers and electricity meters. As opposed to the GPS technology which only identifies location, the LEO technology allows for the transmission of data. Such data would indicate such things as to whether a tractor trailer is full, the doors are open, or even that a refrigeration unit on a trailer is malfunctioning.

         The CDPD antenna is for use in wireless internet access technologies.

         The "portable phone" antenna is for use in digital cordless phones and cellular phones operating in the 920MHz and 820-890MHz frequency ranges respectively.

         In addition to its flat panel antenna technologies, Integral has also recently announced the development of a moldable antenna technology for use in wireless devise markets. The new antennas use a proprietary composite material that can be shaped or molded into virtually any form while at the same time meeting performance requirements.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This reoffer prospectus and documents incorporated by reference contain forward-looking statements. Forward-looking statements relate to our future operations. They estimate the occurrence of future events and are not based on historical facts. Forward-looking statements may be identified by terms such as:

         o        believes

         o        intends

         o        projects

         o        forecasts

         o        predicts

         o        may

         o        will

         o        expects

         o        estimates

         o        anticipates

         o        probable

         o        continue

         This list is not comprehensive. Similar terms, variations of those terms, and the negative of those terms may also identify forward-looking statements.

         The risk factors discussed in this reoffer prospectus are cautionary statements. They identify some of the factors that could cause actual results to be significantly different from those predicted in the forward-looking statements. The forward-looking statements and documents incorporated by reference were compiled by Integral based upon assumptions it considered reasonable. These assumptions are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Therefore, forecasted and actual results will likely vary, and these variations may be material.

         There can be no assurance that the statements, estimates, and projections contained in this reoffer prospectus will be achieved. Thus, Integral makes no representation or warranty as to their accuracy or completeness. In addition, Integral cannot guarantee that any forecast in this prospectus will be achieved.

         These forward-looking statements were compiled as of the date of this reoffer prospectus or the date of the documents incorporated by reference, as the case may be. Integral does not intend to update these statements, except as required by law. Therefore, you should evaluate them by considering any changes that may have occurred after the date these forward-looking statements appear.

         Integral cannot guarantee the assumptions relating to the forward-looking statements or the documents incorporated by reference will prove to be accurate. Therefore, while these forward-looking statements contain Integral's best good faith estimates as of the date of this reoffer prospectus, Integral urges you and your advisors to review these forward-looking statements, to consider the assumptions upon which they are based, and to ascertain their reasonableness.


                                  RISK FACTORS

         In addition to the other information in this reoffer prospectus, prospective investors should carefully consider the following risk factors in evaluating us, our business and an investment in the common stock.

         WE ARE A HIGHLY SPECULATIVE INVESTMENT. Integral has been operating at a loss since inception, and you cannot assume that Integral's plans will either materialize or prove successful. There is no assurance that Integral's operations will become profitable. In the event Integral's plans are unsuccessful, you may lose all or a substantial part of your investment. For these and other reasons, the purchase of Integral's stock must be considered a highly speculative investment.

         WE HAVE A HISTORY OF OPERATING LOSSES AND FINANCIAL INSTABILITY. For the year ended June 30, 2001, Integral had a net loss of $4,000,169. Losses are expected to continue for an undetermined time. As of June 30, 2001, Integral had stockholders' equity of $326,415 and an accumulated deficit of $9,176,745. The long term financial success of Integral will depend largely upon facts related to Integral's operations. A report by Integral's independent auditors for the period ended June 30, 2001 stated that there is substantial doubt as to whether Integral will be able to continue operations. There can be no assurance as to whether Integral will be able to achieve profitable operations or sustained revenues.

         WE LACK FUNDS AND CANNOT BE SURE THAT FUTURE CAPITAL WILL BE AVAILABLE. We do not currently have adequate funds available to fund our operations over the next twelve months, and we continue to require substantial funds for capital expenditures and related operating expenses in pursuit of our business plans. The timing and amount of such spending is difficult to predict accurately and will depend upon many factors. To the extent required, Integral may seek additional funds through additional private placements that will be exempt from registration. Any such additional private placements will not require prior shareholder approval and may include offerings of equity securities such as common stock or preferred stock which is convertible into common stock, or debt securities such as notes or debentures convertible into common stock. If additional funds are raised by issuing equity or debt securities, further dilution to shareholders could occur. Additionally, investors purchasing future equity or debt securities could be granted registration rights by Integral. There can be no assurance that additional financing will be available when needed or on terms acceptable to Integral.

         WE DEPEND ON EXISTING MANAGEMENT; NO ADDITIONAL LIFE INSURANCE ON KEY PERSONNEL IS CARRIED. Integral's future success depends in a significant part upon the continued service of certain key management personnel. Competition for such personnel is intense, and there can be no assurance that Integral can retain its key managerial personnel or that it can attract, assimilate or retain other highly qualified managerial personnel in the future. The loss of key personnel, especially if without advance notice, or the inability to hire or retain qualified personnel could have a material adverse effect upon Integral's business, financial condition and result of operations. Integral does not currently maintain additional life insurance on the life of any of its key officers, directors, employees or consultants. To date, Integral has relied on loans from management and management's ability to raise capital through debt and equity private placement financings to fund its operations.

         INDEMNIFICATION OF DIRECTORS AND OFFICERS. Integral's by-laws provide that Integral will indemnify a current or past director or officer, or person who has acted in such capacity for another corporation at the request of Integral, (and such person's heirs and legal representatives) against all reasonably incurred costs and amounts paid to settle an action, in a proceeding where he has been named as a party because of his role.

         Integral has been advised that while indemnification may be invoked to disclaim liability for damages by directors, officers or persons controlling Integral under these circumstances, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

         PATENTS AND PROPRIETARY RIGHTS SUBJECT TO UNCERTAINTY; POSSIBLE INFRINGEMENT BY INTEGRAL. Integral relies on a combination of patents, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. There can be no assurance that any patents held by Integral will not be challenged and invalidated, that patents will issue from any of the Integral's pending applications or that any claims allowed from existing or pending patents will be of sufficient scope or strength or be issued in all countries where Integral's products can be sold so as to provide meaningful protection or any commercial advantage to Integral. Competitors of Integral may also be able to design around its patents.

         Integral obtained its rights to some of its technologies pursuant to a chain of agreements and sublicenses. Accordingly, there can be no assurance Integral will not be subject to claims from prior parties related to these technologies or that any such parties will not attempt to exploit the technology independently of Integral's rights to do so. There is no assurance that Integral's technologies or products do not and will not infringe the patents or proprietary rights of third parties.

         Problems with patents or other rights could potentially increase the cost of Integral's products or delay or preclude new product development and commercialization by Integral. If infringement claims against Integral are deemed valid it may seek licenses that might not be available on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect Integral's technology and could have a materially adverse effect on Integral and its business prospects. There can be no assurance that any application of Integral's technologies will not infringe upon the proprietary rights of others or that licenses required by Integral from others will be available on commercially reasonable terms, if at all.

         PREFERRED STOCK. The Articles of Incorporation of Integral authorize the issuance of 20,000,000 shares of preferred stock. The preferred stock may be divided into one or more series. The board of directors is authorized to determine the rights, provisions, privileges and restrictions and number of authorized shares of any series of preferred stock. Additionally, the preferred stock can have other rights, including voting and economic rights that are senior to the common stock. The issuance of preferred stock could adversely affect the market value of the common stock.

         1,000,000 shares of preferred stock have been designated as Series A Convertible Preferred Stock, of which 564,410 are issued and outstanding, and held by two insiders of Integral. Each share of Series A Convertible Preferred
Stock:

         o        has a stated value and liquidation preference of $1.00;

         o has a 5% annual dividend, payable in cash or shares of common stock;

         o may be converted into shares of common stock (determined by dividing the number of shares of Series A being converted by the average of the high and low bid prices of Integral's common stock reported by the OTC Bulletin Board over the ten trading days preceding the date of conversion);

         o may be redeemed by Integral within one year after issue at $1.50, after one year but less than two years at $2.00, after two years but less than three years at $2.50, after three years but less than four years at $3.00, and after four years but less than five years at $3.50;

         o        may be voted on all matters on an as-converted basis; and

         o may be voted as a class on any merger, share exchange, recapitalization, dissolution, liquidation or change in control of Integral.

         The details of the dividend rates, liquidation preferences, redemption provisions, conversion rights, voting rights, and other rights, preferences, privileges and restrictions are set forth in the "Designation of Rights and Preferences of Series A Convertible Preferred Stock," that was filed as an amendment to the Articles of Incorporation on November 16, 1999.

         WE HAVE NEVER PAID DIVIDENDS. The board of directors of Integral has the sole authority to determine whether cash dividends will be paid. This decision will depend on many factors including Integral's earnings, capital requirements and financial condition. Integral has not paid cash dividends in the past and does not anticipate paying cash dividends in the near future.

         HOW FUTURE ISSUANCES OF COMMON STOCK PURSUANT TO OUR STOCK OPTION PLANS WILL AFFECT YOU. Integral has two non-qualified stock option plans in effect. As of December 17, 2001, a total of approximately 3,600,000 shares are available under these plans for issuance either directly or pursuant to options, to officers, directors, employees and consultants of Integral and its subsidiaries. Of the 3,600,000 shares available, approximately 2,555,000 are under option, at exercise prices ranging between $.40 to $2.00 per share. When additional shares are issued under these plans, your stock ownership may be diluted. Additional stock or options to acquire stock of Integral can be granted at any time by the board of directors, usually without shareholder approval.

         HOW FUTURE SALES OF COMMON STOCK MAY AFFECT YOU. Future sales of common stock by management personnel and others may be made under Rule 144 of the 1933 Act. In general, under Rule 144, a person who has held their stock for one year may, under certain circumstances, sell within any three-month period a number of shares which is not greater than one percent of the then outstanding shares of common stock or (if qualified) the average weekly trading volume in shares during the four calendar weeks immediately prior to such sale. Under certain circumstances, the sale of shares which have been held for two years by a person who is not affiliated with Integral is also permitted. Management personnel and others have or may acquire shares of common stock which are exempt from registration pursuant to Rule 701 or may be registered on Form S-8 and which may be sold in compliance with state securities laws without restriction by non-affiliates in, and by those affiliated with Integral either (i) under Rule 144 but without the one-year holding period or (ii) pursuant to an effective reoffer prospectus filed for the Form S-8. Future sales of common stock may have an adverse effect on the current market price of the common stock and adversely affect Integral's ability to obtain future funding as well as create a potential market overhang.

         OUR STOCK HAS BEEN LIMITED IN ITS PUBLIC TRADING; VOLATILITY OF STOCK. There has been a limited public trading market for the common stock of Integral, and there can be no assurance that an active trading market will be sustained upon the completion of the offering. There can be no assurance that the market price of the stock will not decline below its current price. The market price for securities of development stage companies like Integral have historically been highly volatile. Integral believes that fluctuations in its operating results and even mild expressions of interest on a particular day (being traded on the OTC Bulletin Board) can cause the market price of its shares to fluctuate, perhaps substantially. It can be expected that substantial price swings will occur in the market price of the stock for the foreseeable future. These fluctuations may adversely affect the price of the common stock.

         RESTRICTIONS ON SECONDARY TRADING. While it is posted on the OTC Bulletin Board and trades below $5.00 per share, Integral's common stock will be subject to restrictions imposed by law that limit the ability of broker-dealers which sell such securities to anyone other than established customers and investors which meet certain sophisticated investor tests. These restrictions can affect the ability of broker-dealers to sell Integral's stock and can also affect your ability to resell your stock in any trading market that may develop.

         TECHNOLOGIES IN VARIOUS STAGES OF DEVELOPMENT; NO ASSURANCE OF COMPLETION; MAY BE SUBJECT TO ADDITIONAL DELAYS. Integral's technologies and products are in various stages of development. There can be no assurance that additional products can be introduced or technologies completed to production or marketability due to the inherent risks of new product and technology development, limitations on financing, competition, obsolescence, loss of key personnel and other factors. Integral has generated virtually no revenues from its various technologies to date and there is no assurance of revenues in the future. Integral's development projects are high risk in nature, where unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or in a determination that a further development is not feasible.

         The development of Integral's technologies has taken longer than anticipated by management and could be subject to additional delays. Therefore, there can be no assurance of timely completion and introduction of these technologies on a cost-effective basis, or that such technologies, if introduced, will achieve market acceptance.

         FUTURE DEPENDENCE ON MARKET ACCEPTANCE OF INTEGRAL'S TECHNOLOGIES AND PRODUCTS. The future of Integral is dependent upon the success of the current and future generations of one or more of Integral's technologies. There can be no assurance that Integral can introduce any of its technologies or new products or that, if introduced, they will achieve market acceptance such that in combination with existing products they will sustain Integral or allow it to achieve profitable operations.

         SIGNIFICANT COMPETITION AND POSSIBLE OBSOLESCENCE. Technological competition from other and longer established companies is significant and expected to increase. Most of the companies with which Integral competes and expects to compete have far greater capital resources and more significant research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products. Integral's ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sale and marketing of their products than are available to Integral. In addition, one or more of Integral's competitors may succeed or may have already succeeded in developing technologies and products that are more effective than any of those offered or being developed by Integral, rendering Integral's technology and products obsolete or noncompetitive.

         DEPENDENCE ON OUTSIDE MANUFACTURERS AND SUPPLIERS. Currently, we rely, and intend to continue to rely, on outside suppliers for raw materials and components used in our antenna products. We also rely on outside manufacturers to assemble our antenna products. There can be no assurance that these suppliers and manufacturers will be able to meet our cost and performance requirements in the future. In the event that any of our suppliers or manufacturers should become too expensive or suffer from quality control problems or financial difficulties, we would have to find alternative sources, which could disrupt our business and have an adverse effect on our financial condition.


                                 USE OF PROCEEDS

         Integral will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the Selling Securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."


                             SELLING SECURITYHOLDERS

         The following table sets forth information with respect to the beneficial ownership of the Selling Securityholders based upon the corporate records of Integral as of December 17, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, is based upon 28,632,562 shares outstanding as of December 17, 2001 and generally includes voting or investment power with respect to securities. Shares of common stock underlying options that are currently exercisable or exercisable within 60 days of December 17, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of restricted common stock, whether vested or unvested, are deemed to be outstanding and to be beneficially owned by the person holding such restricted stock for the purpose of computing the percentage ownership of such person and are treated as outstanding for the purpose of computing the percentage ownership of each other person. The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of Integral.

                                                                                                Percent of
                                                                           Number of Shares     Outstanding Shares
                              Number of Shares       Number of Shares      To Be Owned if All   To Be Owned if All
Name of Selling               Beneficially Owned     That May Be Offered   Shares Offered       Shares Offered
Stockholder                   Prior to Offering      Hereby                Hereby Are Sold      Hereby Are Sold
---------------               ------------------     -------------------   ------------------   ------------------
William A. Ince (n1, n2)      2,003,333              240,000               1,763,333            6.2%

William S. Robinson           2,048,533              240,000               1,808,533            6.3%
(n1, n3)

Notes:

(n1) The table does not include the effects of conversion by Mr. Robinson and Mr. Ince of their shares of Series A Convertible Preferred Stock, which are convertible into shares of common stock at a conversion rate that varies with the market price of the common stock at the time of conversion. The conversion rate is determined by dividing the number of shares of Series A being converted by the average of the high and low bid prices of Integral's common stock reported by the OTC Bulletin Board over the ten trading days preceding the date of conversion. Mr. Robinson owns 392,197 shares of Series A and Mr. Ince owns 172,213 shares of Series A. The actual number of shares of common stock receivable by Messrs. Robinson and Ince upon conversion of the Series A would depend on the actual conversion rate in effect at the time of conversion.

(n2) Mr. Ince is an officer and director of Integral and each of its subsidiaries. The beneficial ownership figure includes 240,000 shares underlying vested options granted under the Integral Technologies, Inc. 2001 Stock Plan but not yet exercised.

(n3) Mr. Robinson is an officer and director of Integral and each of its subsidiaries. The beneficial ownership figure includes 240,000 shares underlying vested options granted under the Integral Technologies, Inc. 2001 Stock Plan but not yet exercised.


                              PLAN OF DISTRIBUTION

         Shares offered hereby may be sold from time to time directly by or on behalf of the Selling Securityholders in one or more transactions on the OTC Bulletin Board or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

         To the knowledge of Integral, the Selling Securityholders have no arrangements with any brokerage firms.

         In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Sales of shares must also be made by the Selling Securityholders in compliance with all other applicable state securities laws and regulations.

         In addition to any shares sold hereunder, Selling Securityholders may, at the same time, sell any shares of common stock, including the shares, owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

         There can be no assurance that any of the Selling Securityholders will sell any or all of the shares offered by them hereby.

         Integral will pay all expenses of the registration of the shares and will not receive any proceeds from the sale of any shares by the Selling Securityholders.

         Integral has notified the Selling Securityholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the securities offered hereby has been passed upon by the law firm of Futro & Trauernicht LLC, attorneys and counselors at law. A member of the law firm has been granted an option to purchase 100,000 shares of common stock at an exercise price of $.50 per share. The option is exercisable at any time until August 31, 2003.

         The financial statements incorporated in this reoffer prospectus by reference from Integral's Annual Report on Form 10-KSB for the year ended June 30, 2001, have been audited by Pannell Kerr Forster, independent auditors, as stated in their report dated September 7, 2001, which is incorporated herein by reference.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Integral pursuant to the foregoing provisions, or otherwise, Integral has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Integral of expenses incurred or paid by a director, officer or controlling person of Integral in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Integral will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

         The following documents, which have been filed by Integral with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement as of their respective dates:

         (a) Integral's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001:

         (b) Integral's Notification of Late Filing (of the Form 10-KSB) on Form 12b-25 filed September 28, 2001;

         (c) Integral's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2001; and

         (d) The description of Integral's common stock contained in Integral's registration statement on Form 10-SB (File No. 000-28353) filed December 2, 1999, including any amendment or reports filed for the purpose of updating such description.

         All documents filed by Integral pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to and subsequent to the date hereof shall be deemed to be incorporated by reference into this reoffer prospectus and to be a part hereof from the date of filing of such documents with the Commission.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the securities offered hereby has been passed upon by the law firm of Futro & Trauernicht LLC, attorneys and counselors at law. A member of the law firm has been granted an option to purchase 100,000 shares of common stock at an exercise price of $.50 per share. The option is exercisable at any time until August 31, 2003.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Integral's Bylaws permit indemnification to the fullest extent permitted by Nevada law. Section 78.7502 of the Nevada General Corporation Law provides that Integral may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Integral, by reason of the fact that the person is or was a director or officer or is or was serving at the request of Integral as a director or officer of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Integral, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Additionally, Integral may indemnify a director or officer who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Integral to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Integral, or serving at the request of Integral as a director or officer of another company, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Integral.

         Indemnification may not be made for any claim, issue or matter as to which a director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to Integral or for amounts paid in settlement to Integral, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         To the extent that a director or officer of Integral has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, Integral shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

         Exhibit Number             Description

                   4.10 Articles of Incorporation, as amended and currently in effect, which define the rights of holders of the equity securities being registered. (Incorporated by reference to
                                    Exhibit 3.1 of Integral's registration
                                    statement on Form 10-SB (file no. 0-28353) filed December 2, 1999.)

                   4.11 Bylaws, as amended and restated on December 31, 1997, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.2 of Integral's registration statement on Form 10-SB (file no. 0-28353) filed December 2, 1999.)

                   5.03             Opinion of Counsel, Futro & Trauernicht LLC.
                                    (Filed herewith.)

                   10.12 Integral Technologies, Inc. 2001 Stock Plan dated January 2, 2001, as amended December 17, 2001. (Filed herewith.)

                   23.05            Consent of Auditors, Pannell Kerr Forster.
                                    (Filed herewith.)

                   23.06            Consent of Counsel, Futro & Trauernicht LLC.
                                    (Included in Exhibit 5.03.)

ITEM 9. UNDERTAKINGS.

         (a) The undersigned hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Integral pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Integral's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Integral pursuant to the foregoing provisions, or otherwise, Integral has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Integral of expenses incurred or paid by a director, officer or controlling person of Integral in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Integral will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellingham, State of Washington, on the 28th day of December, 2001.


                                       INTEGRAL TECHNOLOGIES, INC.


                                       By: /s/ William A. Ince
                                          --------------------------------------
                                          William A. Ince, President, Secretary,
                                          Chief Financial Officer, Director


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                                       By: /s/ William A. Ince
                                          --------------------------------------
                                          William A. Ince, President, Secretary,
                                          Chief Financial Officer, Director

                                       Dated: December 28, 2001


                                       By: /s/ William S. Robinson
                                          --------------------------------------
                                          William S. Robinson, Chairman, Chief
                                          Executive Officer, Treasurer and
                                          Director

                                       Dated: December 28, 2001

                                  EXHIBIT INDEX


         Exhibit
         Number                     Description
         -------                    -----------
         4.10                       Articles of Incorporation, as amended and
                                    currently in effect, which define the rights
                                    of holders of the equity securities being
                                    registered. (Incorporated by reference to
                                    Exhibit 3.1 of Integral's registration
                                    statement on Form 10-SB (file no. 0-28353)
                                    filed December 2, 1999.)

         4.11                       Bylaws, as amended and restated on December
                                    31, 1997, which define the rights of holders of the equity securities being registered.
                                    (Incorporated by reference to Exhibit 3.2 of Integral's registration statement on Form
                                    10-SB (file no. 0-28353) filed December 2,
                                    1999.)

         5.03                       Opinion of Counsel, Futro & Trauernicht LLC.
                                    (Filed herewith.)

         10.12 Integral Technologies, Inc. 2001 Stock Plan dated January 2, 2001, as amended December
                                    17, 2001. (Filed herewith.)

         23.05                      Consent of Auditors, Pannell Kerr Forster.
                                    (Filed herewith.)

         23.06                      Consent of Counsel, Futro & Trauernicht LLC.
                                    (Included in Exhibit 5.03.)